Exhibit 99.1

Tenet Reports Fourth Quarter 2020 Results;
Announces Plan to Retire $478 million of Debt;
Provides 2021 Financial Guidance
•Net income from continuing operations available to common shareholders in 4Q20 of $414 million versus a net loss from continuing operations of $3 million in 4Q19

•Consolidated Adjusted EBITDA in 4Q20 of $832 million excluding $446 million of COVID stimulus grant income, or $1.278 billion including the grant income, versus $799 million in 4Q19

•Diluted earnings per share from continuing operations available to common shareholders in 4Q20 of $3.86 compared to a loss per share of $0.03 in 4Q19; Adjusted diluted earnings per share from continuing operations of $4.72 in 4Q20 compared to $0.95 in 4Q19

•Net cash provided by operating activities of $3.407 billion in 2020 versus $1.233 billion in 2019. Free cash flow of $2.867 billion in 2020, or ~ $1.2 billion in 2020 excluding ~$1.4 billion of Medicare advances received in 2020 and ~$260 million of deferred company payroll tax match in 2020, compared to $563 million in 2019 – growth of $644 million or 114%

•Hospital segment net patient service revenue per adjusted admission up 19.4% on a same-hospital basis versus 4Q19; Ambulatory segment same-facility system-wide revenue per surgical case up 5.0% versus the prior year

•Transformative ambulatory surgery portfolio transaction during 4Q20 further diversifies the Company's business mix

•Continued focus on strategic cost reduction measures and corporate efficiencies helped partially mitigate the impact of COVID, including the impact of lost revenues and higher costs related to the pandemic

•The Company also announced today it plans to retire $478 million of 7% senior unsecured notes due 2025; expects annual interest savings of ~$33 million

•FY 2021 Outlook anticipates continuing recovery from the pandemic and growth from operational improvements:
◦Net income from continuing operations available to common shareholders of $2.09 to $3.81 per diluted share
◦Adjusted EBITDA of $2.900 billion to $3.100 billion
◦Adjusted diluted earnings per share of $3.52 to $4.81

DALLAS — February 9, 2021 — Tenet Healthcare Corporation (Tenet) (NYSE: THC) today announced its results for the quarter ended December 31, 2020 (4Q20).

Ronald A. Rittenmeyer, Executive Chairman and Chief Executive Officer, stated, “In 2020, we along with so many others faced challenges we had never experienced in the history of our company. Our ability to perform under such challenging and constantly evolving circumstances underscores the strength of all of our colleagues within the Tenet enterprise and the positive impact of our multi-year turnaround. We implemented a comprehensive and active response to the pandemic, focused on the safety of our personnel and our patients, and steadily improved performance in each operating segment as we moved through the year. We continued to advance top-tier clinical programs to serve growing acute and chronic care needs in our hospitals, while completing a transformational ambulatory transaction and pivoting our business toward higher-growth, lower cost-of-care settings. And, we continued to post an improved level of margin performance at Conifer, whose support of all of their clients was exceptional."

Rittenmeyer continued, "Our resilience as an organization was tested, and we outperformed, delivered on our commitments and continued building a framework for our future growth and success. We followed our stated strategy ensuring the improvements were sustainable and the changes became part of our permanent fabric. We are very proud of every one of our colleagues across the Tenet enterprise for their selfless commitment to our patients, each other and our communities."

Tenet's results for 4Q20 versus the quarter ended December 31, 2019 (4Q19) as well as the year ended December 31, 2020 (FY 2020) versus the year ended December 31, 2019 (FY 2019) are as follows:

($ in millions, except per share results)	4Q20	4Q19	FY 2020	FY 2019
Net income (loss) from continuing operations available (attributable) to Tenet common shareholders	$414	$(3)	$399	$(226)
Net income (loss) from continuing operations available (attributable) to Tenet common shareholders per diluted share	$3.86	$(0.03)	$3.75	$(2.19)
Adjusted EBITDA excluding grant income	$832	$799	$2,247	$2,730
Adjusted EBITDA	$1,278	$799	$3,146	$2,730
Adjusted diluted earnings per share from continuing operations	$4.72	$0.95	$7.92	$2.84
The table above as well as tables and discussions throughout this earnings release include certain financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP). Reconciliations of GAAP measures to the Adjusted (non-GAAP) measures used are detailed in Tables #1-3 included at the end of this earnings release. Management’s reasoning for the use of these non-GAAP measures and descriptions of the various non-GAAP measures are included in the Non-GAAP Financial Measures section of this earnings release.

COVID-19 Pandemic (COVID)

As previously disclosed, the Company has been experiencing operational and financial challenges associated with COVID. As Tenet continues to manage COVID and its impact on operations, the Company remains committed to the highest standards of safety, with protocols focused on the protection of its patients and employees, including the distribution of vaccines to its caregivers. Operational teams monitor real-time data to ensure sufficient staffing, intensive care unit bed capacity and personal protective equipment (PPE). Outpatient facilities are also safely performing elective procedures, and the Company's hospitals and ambulatory platform continue to follow all state and local guidelines concerning elective care.

Transformative Acquisition

On December 10, 2020, the Company announced the acquisition of a portfolio of 45 ambulatory surgical centers from SurgCenter Development (SCD) for approximately $1.1 billion. As anticipated, all the related individual transactions were completed in 4Q20.

The SCD transaction:
•Expands USPI ambulatory business in line with Tenet's stated strategy
•Cements Tenet's position as the preeminent national musculoskeletal services leader across the care continuum
•Investment is in lower cost of care, highly efficient, consumer-friendly facilities that improve healthcare affordability and access
•Enhances Tenet's overall business mix and earnings profile

Early Retirement of Debt

The Company also announced today it plans to retire $478 million of 7.000 percent senior unsecured notes due in 2025 using available cash on hand. In conjunction with this transaction, Tenet expects its annual cash interest payments will be lowered by approximately $33 million.

Results from Continuing Operations Available to Tenet Common Shareholders

•Net income from continuing operations available to the Company's common shareholders in 4Q20 was $414 million, or $3.86 per diluted share, versus a net loss from continuing operations of $3 million, or $0.03 per diluted share, in 4Q19. Also, 4Q20 included the benefit of $446 million pre-tax ($339 million after-tax, or $3.16 per diluted share) of grant income, including the impact of updated grant revenue recognition guidance authorized by the Consolidated Appropriations Act of 2021 enacted in December 2020.
•For FY 2020, the income from continuing operations available to the Company's common shareholders was $399 million, or $3.75 per diluted share compared to a net loss from continuing operations of $226 million, or $2.19 per diluted share, for FY 2019. FY 2020 included an after-tax loss of $240 million, or $2.26 per diluted share, from early retirement of debt transactions, partially offset by the change in tax accounting method during the third quarter of 2020 of $119 million, or $1.12 per diluted share, and a favorable income tax benefit of $88 million, or $0.83 per diluted share, due to an increase in the deductibility of interest expense for income tax purposes as a result of the Coronavirus Aid, Relief and Economic Security (CARES) Act. FY 2019 included losses of $227 million pretax, $224 million after tax, or $2.14 per diluted share, associated with early retirement of debt transactions.

Adjusted Results from Continuing Operations Available to Tenet Common Shareholders

Reconciliations of net income available (loss attributable) to Tenet common shareholders to Adjusted net income from continuing operations available to Tenet's common shareholders are contained in Table #1 at the end of this release.

•Tenet’s 4Q20 Adjusted net income from continuing operations available to its common shareholders was $506 million, or $4.72 per diluted share, compared to $100 million, or $0.95 per diluted share, in 4Q19.
•For FY 2020, Tenet reported Adjusted net income from continuing operations available to its common shareholders of $842 million, or $7.92 per diluted share, compared to $298 million, or $2.84 per diluted share, in FY 2019.

Adjusted EBITDA

Reconciliations of net income available (loss attributable) to Tenet common shareholders to Adjusted EBITDA are contained in Table #2 at the end of this release.

•Adjusted EBITDA in 4Q20 was $832 million excluding $446 million of grant income in 4Q20, or $1.278 billion including the grant income, compared to $799 million in 4Q19.
•For FY 2020, Adjusted EBITDA was $3.146 billion compared to $2.730 billion in FY 2019.

Hospital Operations and Other (Hospital) Segment Results

Tenet’s Hospital segment is comprised of acute care and specialty hospitals, ancillary outpatient facilities, freestanding urgent care centers (which are managed by USPI and operated under the MedPost brand and, as previously announced by the Company, nearly all are expected to be sold in early 2021), micro-hospitals and physician practices.

Hospital segment results ($ in millions)	4Q20	4Q19	FY 2020	FY 2019
Revenues
Net operating revenues	$4,065	$3,983	$14,790	$15,522
Grant income	$406	—	$823	—
Facilities net patient service revenues; same-hospital basis (a)	$3,737	$3,673	$13,611	$14,339
Volumes
Same-hospital admissions (decline) growth (a)	(10.6)%	2.6%	(11.6)%	2.3%
Same-hospital adjusted admissions (decline) growth (a)(b)	(14.8)%	1.9%	(15.7)%	1.9%
Adjusted EBITDA
Adjusted EBITDA excluding grant income	$431	$401	$1,088	$1,449
Adjusted EBITDA	$837	$401	$1,911	$1,449
(a)    Same-hospital revenues and statistical data include those for the 65 hospitals operated by the Company’s Hospital segment continuously from January 1, 2019 through December 31, 2020. Revenues and volumes for any hospitals acquired or disposed of during that time frame are excluded. Includes revenues associated with hospital-affiliated outpatient centers. Net patient service revenues from physician practices are excluded.
(b)    Adjusted admissions represent actual patient admissions adjusted to include outpatient services provided by facilities in our Hospital segment by multiplying actual patient admissions by the sum of gross inpatient revenues and outpatient revenues, then dividing that result by gross inpatient revenues.

Revenues and Volumes
•Net operating revenues (which exclude grant income) in the Hospital segment were $4.065 billion in 4Q20, growth of 2.1 percent from $3.983 billion in 4Q19. The increase in revenues was primarily due to higher patient acuity and negotiated rate increases, which more than offset lower patient volumes as a result of COVID.
•Net patient service revenues were $3.737 billion in 4Q20, growth of 1.7 percent from $3.673 billion in 4Q19.
•Net operating revenues in the Hospital segment were $14.790 billion in FY 2020, a decline of 4.7 percent from $15.522 billion in FY 2019. The decrease in revenues was due to lower patient volumes as a result of the pandemic, partially offset by higher patient acuity, negotiated rate increases and admissions growth in January and February 2020.
•Net patient service revenues were $13.611 billion in FY 2020, a decline of 5.1 percent from $14.339 billion in FY 2019.
•The table below summarizes same-hospital volumes in the 2020 periods as a percent of the comparable periods in 2019 on a same business-day basis:

Hospital Segment Volume Statistics	3Q20	Oct. 2020	Nov. 2020	Dec. 2020	4Q20
Admissions	~89%	~90%	~91%	~87%	~89%
Outpatient visits (including outpatient ER visits)	~84%	~86%	~86%	~81%	~85%
Emergency Room visits (inpatient and outpatient)	~77%	~79%	~78%	~71%	~76%
Hospital surgeries	~89%	~93%	~91%	~85%	~90%
•Net patient service revenue per adjusted admission increased 19.4 percent year-over-year for 4Q20 primarily reflecting higher patient acuity, as well as negotiated rate increases.

Operating Expenses
•Total selected operating expenses in the segment in 4Q20 only increased 0.9 percent, or $32 million, as continuing cost efficiency initiatives, as well as necessary cost reductions due to the decline in patient volumes associated with the pandemic, substantially offset incremental costs as a result of the pandemic, including temporary staffing and premium pay as well as higher supply costs for PPE. Selected operating expenses include salaries, wages and benefits, supplies and other operating expenses.

Adjusted EBITDA
•Adjusted EBITDA in the segment was $431 million in 4Q20 excluding $406 million of grant income, up 7.5 percent compared to $401 million in 4Q19. Including the grant income, Adjusted EBITDA was $837 million in 4Q20. The Adjusted EBITDA margin was 10.7 percent in 4Q20 (excluding $406 million of grant income and $21 million of revenues associated with the Company's closed health plan business) compared to 10.1 percent in 4Q19.
•For FY 2020, Adjusted EBITDA was $1.911 billion compared to $1.449 billion in FY 2019. The Adjusted EBITDA margin was 12.9 percent in FY 2020 compared to 9.3 percent in FY 2019.

Ambulatory Care (Ambulatory) Segment Results

Tenet’s Ambulatory business segment is comprised of the operations of United Surgical Partners International (USPI). As of December 31, 2020, USPI had interests in 308 ambulatory surgery centers, 40 urgent care centers (all of which operate under the CareSpot brand and, as previously announced by the Company, are expected to be sold in early 2021), 24 imaging centers and 24 surgical hospitals in more than 30 states. The Company owns 95 percent of USPI.

Ambulatory segment results ($ in millions)	4Q20	4Q19	FY 2020	FY 2019
Revenues
Net operating revenues	$649	$632	$2,072	$2,158
Grant income excluding equity earnings impact	$31	—	$59	—
Grant income in equity earnings	$9	—	$17	—
Same-facility system-wide net patient service revenues (c)	$1,374	$1,380	$4,394	$4,652
Volumes
Same-facility system-wide surgical cases (decline) growth	(5.5)%	3.4%	(15.2)%	3.3%
Same-facility system-wide total ambulatory cases (decline) growth	(1.7)%	5.7%	(10.0)%	3.7%
Adjusted EBITDA and NCI
Adjusted EBITDA excluding grant income	$290	$304	$792	$895
Adjusted EBITDA	$330	$304	$868	$895
Adjusted EBITDA less facility-level NCI excluding grant income	$193	$190	$516	$568
Adjusted EBITDA less facility-level NCI	$214	$190	$558	$568
Adjusted EBITDA less total NCI excluding grant income (d)	$187	$186	$505	$554
Adjusted EBITDA less total NCI (d)	$207	$186	$545	$554

(c)    Same-facility system-wide revenues and statistical information include the results of the facilities in which the Ambulatory segment has an investment that are not consolidated by Tenet (of the 396 facilities at December 31, 2020, the results of 106 were accounted for under the equity method for unconsolidated affiliates). To help analyze the segment’s results of operations, management uses system-wide measures, which include revenues and cases of both consolidated and unconsolidated facilities. Prior-period amounts for acquired facilities are included in analyses of same-facility system-wide growth rates.
(d)    Excludes the Baylor-related NCI impact of certain charges that were not included in Adjusted EBITDA. Such charges resulted in a reduction of NCI expense of $1 million in 4Q20 and FY 2020 and $4 million FY 2019.

Revenues and Volumes
•The Ambulatory segment produced net operating revenues of $649 million in 4Q20, an increase of 2.7 percent compared to $632 million in 4Q19 reflecting higher patient acuity and new service line growth as well as the impact of revenues associated with the SCD portfolio transaction completed in December 2020, partially offset by lower patient volumes as a result of the pandemic.
•For FY 2020, segment net operating revenues of $2.072 billion decreased 4.0 percent compared to $2.158 billion in FY 2019 due to the impact of the pandemic.
•In the surgical business, which represents the majority of segment net operating revenues, same-facility system-wide revenues declined 0.7 percent in 4Q20, with cases down 5.5 percent and revenue per case up 5.0 percent reflecting higher acuity cases and new service line growth. FY 2020 same-facility system-wide surgical business revenues declined 5.7 percent, with cases down 15.2 percent and revenue per case up 11.2 percent.
•On a same-facility system-wide basis, total segment net operating revenues decreased 0.5 percent in 4Q20, with total cases decreasing 1.7 percent and revenue per case increasing 1.3 percent. On a same-facility system-wide basis, FY 2020 revenues decreased 5.6 percent, with total cases decreasing 10.0 percent and revenue per case increasing 4.9 percent.
•The table below summarizes same-facility system-wide surgical cases in the 2020 periods as a percent of the comparable periods in 2019 on a same business-day basis:

Ambulatory Segment	3Q20	Oct. 2020	Nov. 2020	Dec. 2020	4Q20
Surgical cases	~94%	~96%	~93%	~93%	~95%

Adjusted EBITDA
•Segment Adjusted EBITDA of $290 million in 4Q20 declined 4.6 percent compared to $304 million in 4Q19, excluding $40 million of grant income in 4Q20. Including the grant income, Adjusted EBITDA was $330 million in 4Q20, up 8.6 percent from the prior year's quarter. Adjusted EBITDA less facility-level noncontrolling interest (NCI) was $214 million, up 12.6 percent from $190 million in 4Q19, or 1.6 percent higher excluding grant income.
•For FY 2020, the segment generated Adjusted EBITDA of $868 million, a decrease of 3.0 percent from $895 million in FY 2019 due to the pandemic. Adjusted EBITDA less facility-level NCI was $558 million, a decline of 1.8 percent from $568 million in FY 2019.
•Adjusted EBITDA for each of the 4Q20 and FY 2020 periods included the recognition of $40 million and $76 million, respectively, of grant income.

Conifer Segment Results

Tenet’s Conifer business segment provides healthcare point-of-service and end-to-end business process services in the areas of hospital and physician revenue cycle management as well as value-based care solutions to healthcare systems, individual hospitals, physician practices, self-insured organizations, healthcare plans and other entities.

The Company continues to work on spinning off its Conifer segment. This transaction is expected to both enhance shareholder value and reduce the level of debt on Tenet through a tax-free debt-for-debt exchange.

Conifer segment results ($ in millions)	4Q20	4Q19	FY 2020	FY 2019
Net operating revenues	$344	$332	$1,306	$1,372
Adjusted EBITDA	$111	$94	$367	$386

Revenues
•During 4Q20, Conifer segment revenues increased 3.6 percent to $344 million, from $332 million in 4Q19, primarily due to the receipt of $9 million for services revenue previously fully reserved for in FY 2019 as a result of a client's bankruptcy. Revenues from third-party clients increased 5.2 percent to $201 million in 4Q20 from $191 million in 4Q19.
•During FY 2020, Conifer’s revenues declined 4.8 percent to $1.306 billion, from $1.372 billion in FY 2019, primarily due to planned hospital divestitures by both Tenet and other clients, and the impact of the pandemic on client volumes. Revenues from third-party customers declined 2.6 percent to $778 million in FY 2020 from $799 million in 4Q19.

Adjusted EBITDA
•Conifer generated $111 million of Adjusted EBITDA in 4Q20, up 18.1 percent from $94 million in 4Q19 primarily due to continuing cost reduction initiatives and the $9 million receipt described above for revenues previously reserved for in FY 2019. The Adjusted EBITDA margin was 32.3 percent in 4Q20 compared to 28.3 percent in 4Q19.
•Conifer generated $367 million of Adjusted EBITDA in FY 2020, down 4.9 percent from $386 million in FY 2019 primarily due to the impact of the pandemic on client volumes and client hospital divestitures, which were substantially offset by cost-reduction initiatives. The Adjusted EBITDA margin was 28.1 percent in both FY 2020 and FY 2019.

Balance Sheet, Cash Flows and Liquidity

Balance Sheet Highlights

($ in millions)	December 31, 2020	December 31, 2019
Cash and cash equivalents	$2,446	$262
Accounts receivable days outstanding	55.6	58.4
Line-of-credit borrowings outstanding	—	—
Ratio of net debt plus Medicare advances liability to Adjusted EBITDA (e)	4.70	5.31
Ratio of net debt plus Medicare advances liability to Adjusted EBITDA on a pro forma basis including last 12 months of SCD Adjusted EBITDA for FY 2020 (e)	4.42	5.31
(e)    Net debt is total debt less cash and cash equivalents

•Cash and cash equivalents at December 31, 2020 were $2.184 billion higher than December 31, 2019 to ensure sufficient liquidity given COVID operational pressures and uncertainty, and since the Company will begin to repay the Medicare advances in 2021.
•The Company received approximately $1.5 billion of Medicare advance payments from the Centers for Medicare and Medicaid Services (CMS) in FY 2020 (approximately $1.4 billion is included in free cash flow). Repayment terms for the Medicare advance payments begin 12 months from the provider's receipt of the advance payments. An interest rate of 4 percent will also be assessed on any outstanding balances 29 months from the initial advance. The Company will begin repaying the advance payments in April 2021 and expects to fully repay the advances before interest starts to accrue in September 2022.
•The Company had no outstanding borrowings on its $1.9 billion line of credit as of December 31, 2020 or February 9, 2021.
•The Company's ratio of net debt plus the Medicare advances liability to Adjusted EBITDA was 4.70x at December 31, 2020 compared to 5.21x at September 30, 2020 and 5.31x at December 31, 2019. On a pro forma basis, assuming the Company owned the 45 SCD centers acquired in December 2020 for a full year, the ratio would be approximately 4.42x as of December 31, 2020.
•During FY 2020, the Company completed a series of successful debt offerings including:
◦$700 million of 7.500 percent Notes issued in April 2020;
◦$600 million of 4.625 percent Notes issued in June 2020; and
◦$2.5 billion offering of 6.125 percent senior unsecured notes in the third quarter of 2020 to retire all of the Company's previously outstanding 8.125% unsecured notes that were due in April 2022. These transactions eliminated any significant debt maturities until June 2023 as well as reduces future annual cash interest expense payments by approximately $50 million.

Cash flows and liquidity

Reconciliations of net cash provided by operating activities to both Free Cash Flow and Adjusted Free Cash Flow are contained in Table #3 at the end of this release.

($ in millions)	4Q20	4Q19	FY 2020	FY 2019
Net cash provided by operating activities	$446	$520	$3,407	$1,233
Capital expenditures	$(166)	$(178)	$(540)	$(670)
Free cash flow	$280	$342	$2,867	$563
Adjusted free cash flow	$361	$399	$3,201	$760
Net cash used in investing activities	$(1,202)	$(193)	$(1,608)	$(619)
Net cash (used in) provided by financing activities	$(98)	$(379)	$385	$(763)

•The Company produced positive free cash flow of $280 million in 4Q20 versus $342 million in 4Q19.
•Cash and cash equivalents decreased $854 million during 4Q20 to $2.446 billion at December 31, 2020 compared to $3.300 billion at September 30, 2020 primarily due to the acquisition of the 45 SCD ambulatory centers for approximately $1.1 billion described above.
•Important sources and (uses) of cash during 4Q20 included:
◦Approximately $(1.1) billion for the SCD transaction described above;
◦Approximately $97 million deferral of the Company's payroll tax match under COVID stimulus legislation;
◦Receipt of approximately $84 million of stimulus grant funds ($52 million is included in free cash flow and $32 million was received by USPI's non-consolidated affiliates and is included in net cash from financing activities);
◦Proceeds of approximately $60 million from the sale of a medical office building.

Company Outlook

•Reconciliations of Outlook net income available (loss attributable) to Tenet common shareholders to Outlook Adjusted EBITDA for the year ending December 31, 2021 (FY 2021) and the quarter ending March 31, 2021 (1Q21) are contained in Table #4 at the end of this release.
•Reconciliations of Outlook net income available (loss attributable) to Tenet common shareholders to Outlook Adjusted net income from continuing operations to common shareholders for FY 2021 and 1Q21 are contained in Table #5 at the end of this release.
•Reconciliations of Outlook net cash provided by operating activities to Outlook Adjusted free cash flow from continuing operations for FY 2021 are contained in Table #6 at the end of this release.

Tenet’s Outlook for FY 2021 and 1Q21 on a consolidated basis and by segment follows:

CONSOLIDATED ($ in millions except per share amounts)	FY 2021 Outlook	1Q21 Outlook
Net operating revenues	$19,200 to $19,600	$4,600 to $4,800
Net income (loss) from continuing operations available (attributable) to Tenet common stockholders	$226 to $411	$(39) to $41
Adjusted EBITDA	$2,900 to $3,100	$625 to $725
Adjusted EBITDA margin	15.1% to 15.8%	13.6% to 15.1%
Diluted income (loss) per common share from continuing operations	$2.09 to $3.81	$(0.37) to $0.38
Adjusted net income from continuing operations	$380 to $520	$25 to $100
Adjusted diluted earnings per share from continuing operations	$3.52 to $4.81	$0.23 to $0.93
Equity in earnings of unconsolidated affiliates	$190 to $210	$30 to $40
Depreciation and amortization	$855 to $875	$215 to $225
Interest expense	$935 to $945	$240 to $250
Net income available to NCI	$545 to $565	$115 to $125
Weighted average diluted common shares	~108 million	~107 million
NCI cash distributions	$460 to $480
Effective tax rate (f)	~16%
Net cash provided by operating activities	$1,075 to $1,375
Adjusted net cash provided by operating activities	$1,225 to $1,475
Capital expenditures	$700 to $750
Adjusted free cash flow	$525 to $725
(f)    The effective tax rate is calculated as income tax expense divided by the adjusted pretax income. Income tax expense is calculated by multiplying the corporate tax rate by the sum of: adjusted pretax income less GAAP NCI expense plus permanent differences, non-deductible interest expense and non-cash NCI expense related to the portion of USPI the Company does not own.

Hospital Segment ($ in millions)	FY 2021 Outlook
Net operating revenues	$15,625 to $15,875
Adjusted EBITDA	$1,340 to $1,470
NCI	~$15
Inpatient admissions (g)	90% to 95% of 2019 actual
Outpatient visits (g)	85% to 90% of 2019 actual
Adjusted admissions (g)	85% to 90% of 2019 actual
Decline in net revenues per adjusted admission (g)	(3)% to (5)%
Decline in expenses per adjusted admission (g)	(5)% to (7)%

Ambulatory Segment ($ in millions)	FY 2021 Outlook
Net operating revenues	$2,800 to $2,900
Adjusted EBITDA	$1,210 to $1,270
NCI	$470 to $490
Adjusted EBITDA less total NCI	$740 to $780
Surgical cases volumes (g)	98% to 103% of 2019 actual
Decline in net revenues per surgical case (g)	(1)% to (3)%

Conifer Segment ($ in millions)	FY 2021 Outlook
Net operating revenues	$1,300 to $1,350
Adjusted EBITDA	$350 to $360
NCI	~$60
(g)    Same-hospital basis for hospital statistics; USPI surgical cases on a same-facility system-wide basis

Management’s Webcast Discussion of Results

Tenet management will discuss the Company’s 4Q20 results in a webcast scheduled for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on February 10, 2021. Investors can access the webcast through the Company’s website at www.tenethealth.com/investors.

The slide presentation associated with the webcast referenced above, a copy of this earnings press release and a related supplemental financial disclosures document will be available on the Company's Investor Relations website on February 9, 2021.

Cautionary Statement

This release contains “forward-looking statements” - that is, statements that relate to future, not past, events. In this context, forward-looking statements often address the Company's expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “assume,” “believe,” “budget,” “estimate,” “forecast,” “intend,” “plan,” “predict,” “project,” “seek,” “see,” “target,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain, especially with regards to developments related to COVID-19. Particular uncertainties that could cause the Company's actual results to be materially different than those expressed in the Company's forward-looking statements include, but are not limited to, the impact of the COVID-19 pandemic and the other factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2019, subsequent Form 10-Q filings and other filings with the Securities and Exchange Commission.

About Tenet Healthcare

Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas with 110,000 employees. Through an expansive care network that includes United Surgical Partners International, we operate 65 hospitals and approximately 550 other healthcare facilities, including surgical hospitals, ambulatory surgery centers, urgent care and imaging centers and other care sites and clinics. We also operate Conifer Health Solutions, which provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers and other clients. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.

Contact Information

Investor Contact	Media Contact
Regina Nethery	Lesley Bogdanow
469-893-2387	469-893-2640
regina.nethery@tenethealth.com	mediarelations@tenethealth.com

Non-GAAP Financial Measures

•Adjusted EBITDA, a non-GAAP measure, is defined by the Company as net income available (loss attributable) to Tenet common shareholders before (1) the cumulative effect of changes in accounting principles, (2) net loss attributable (income available) to noncontrolling interests, (3) income (loss) from discontinued operations, (4) income tax expense (benefit), (5) gain (loss) from early extinguishment of debt, (6) other non-operating income (expense), net, (7) interest expense, (8) litigation and investigation (costs) benefits, net of reinsurance recoveries, (9) net gains (losses) on sales, consolidation and deconsolidation of facilities, (10) impairment and restructuring charges and acquisition-related costs, (11) depreciation and amortization and (12) income (loss) from divested and closed businesses. Litigation and investigation costs excluded do not include ordinary course of business malpractice and other litigation and related expenses.
•Adjusted diluted earnings (loss) per share from continuing operations, a non-GAAP measure, is defined by the Company as Adjusted net income available (loss attributable) from continuing operations to Tenet common shareholders, divided by the weighted average primary or diluted shares outstanding in the reporting period.
•Adjusted net income available (loss attributable) from continuing operations to Tenet common shareholders, a non-GAAP measure, is defined by the Company as net income available (loss attributable) to Tenet common shareholders before (1) income (loss) from discontinued operations, (2) gain (loss) from early extinguishment of debt, (3) litigation and investigation (costs) benefits, net of reinsurance recoveries, (4) net gains (losses) on sales, consolidation and deconsolidation of facilities, (5) impairment and restructuring charges and acquisition-related costs, (6) income (loss) from divested and closed businesses and (7) the associated impact of these items on taxes and noncontrolling interests. Litigation and investigation costs excluded do not include ordinary course of business malpractice and other litigation and related expenses.
•Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) net cash provided by (used in) operating activities, less (2) purchases of property and equipment for continuing operations.
•Adjusted Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) Adjusted net cash provided by (used in) operating activities from continuing operations, less (2) purchases of property and equipment from continuing operations.
•Adjusted net cash provided by (used in) operating activities, a non-GAAP measure, is defined by the Company as cash provided by (used in) operating activities prior to (1) payments for restructuring charges, acquisition-related costs and litigation costs and settlement, and (2) net cash provided by (used in) operating activities from discontinued operations.

The Company believes the foregoing non-GAAP measures are useful to investors and analysts because they present additional information on the Company’s financial performance. Investors, analysts, Company management and the Company’s Board of Directors utilize these non-GAAP measures, in addition to GAAP measures, to track the Company’s financial and operating performance and compare the Company’s performance to its peer companies, which use similar non-GAAP financial measures in their presentations and earnings releases. The Human Resources Committee of the Company’s Board of Directors also uses certain of these measures to evaluate management’s performance for the purpose of determining incentive compensation. Additional information regarding the purpose and utility of specific non-GAAP measures used in this release is set forth below.

The Company believes that Adjusted EBITDA is a useful measure, in part, because certain investors and analysts use both historical and projected Adjusted EBITDA, in addition to other GAAP and non-GAAP measures, as factors in determining the estimated fair value of shares of the Company’s common stock. Company management also regularly reviews the Adjusted EBITDA performance for each operating segment. The Company does not use Adjusted EBITDA to measure liquidity, but instead to measure operating performance.

The Company uses, and believes investors use, Free Cash Flow and Adjusted Free Cash Flow as supplemental non-GAAP measures to analyze cash flows generated from the Company's operations. The Company believes these measures are useful to investors in evaluating its ability to fund distributions paid to noncontrolling interests or for acquisitions, purchasing equity interests in joint ventures or repaying debt.

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Because these measures exclude many items that are included in the Company's financial statements, they do not provide a complete measure of the Company's operating performance. For example, the Company's definitions of Free Cash Flow and Adjusted Free Cash Flow do not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company's Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interest, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interest. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company's financial performance.

Tenet Healthcare Corporation
Financial Statements and Reconciliations
4Q20 Earnings Release

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended December 31,
	2020	%	2019	%	Change
Net operating revenues	$4,915	100.0%	$4,806	100.0%	2.3%
Grant income	437	8.9%	—	—%	n/a
Equity in earnings of unconsolidated affiliates	66	1.3%	61	1.3%	8.2%
Operating expenses:
Salaries, wages and benefits	2,225	45.3%	2,230	46.5%	(0.2)%
Supplies	824	16.8%	803	16.7%	2.6%
Other operating expenses, net	1,071	21.8%	1,035	21.6%	3.5%
Depreciation and amortization	233	4.7%	223	4.6%
Impairment and restructuring charges, and acquisition-related costs	124	2.5%	84	1.7%
Litigation and investigation costs	31	0.6%	26	0.5%
Net (gains) losses on sales, consolidation and deconsolidation of facilities	(10)	(0.2)%	12	0.3%
Operating income	920	18.7%	454	9.4%
Interest expense	(242)		(243)
Other non-operating expense, net	(2)		(2)
Income from continuing operations, before income taxes	676		209
Income tax expense	(130)		(85)
Income from continuing operations, before discontinued operations	546		124
Discontinued operations:
Income from operations	—		2
Income tax expense	—		(2)
Income from discontinued operations	—		—
Net income	546		124
Less: Net income available to noncontrolling interests	132		127
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$414		$(3)
Amounts available (attributable) to Tenet Healthcare Corporation common shareholders
Income (loss) from continuing operations, net of tax	$414		$(3)
Income from discontinued operations, net of tax	—		—
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$414		$(3)
Earnings (loss) per share available (attributable) to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$3.92		$(0.03)
Discontinued operations	—		—
	$3.92		$(0.03)
Diluted
Continuing operations	$3.86		$(0.03)
Discontinued operations	—		—
	$3.86		$(0.03)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	105,630		104,048
Diluted	107,237		104,048

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Twelve Months Ended December 31,
	2020	%	2019	%	Change
Net operating revenues	$17,640	100.0%	$18,479	100.0%	(4.5)%
Grant income	882	5.0%	—	—%	n/a
Equity in earnings of unconsolidated affiliates	169	1.0%	175	0.9%	(3.4)%
Operating expenses:
Salaries, wages and benefits	8,418	47.8%	8,698	47.0%	(3.2)%
Supplies	2,982	16.9%	3,057	16.5%	(2.5)%
Other operating expenses, net	4,125	23.4%	4,171	22.6%	(1.1)%
Depreciation and amortization	857	4.9%	850	4.6%
Impairment and restructuring charges, and acquisition-related costs	290	1.6%	185	1.0%
Litigation and investigation costs	44	0.2%	141	0.8%
Net (gains) losses on sales, consolidation and deconsolidation of facilities	(14)	(0.1)%	15	0.1%
Operating income	1,989	11.3%	1,537	8.3%
Interest expense	(1,003)		(985)
Other non-operating income (expense), net	1		(5)
Loss from early extinguishment of debt	(316)		(227)
Income from continuing operations, before income taxes	671		320
Income tax benefit (expense)	97		(160)
Income from continuing operations, before discontinued operations	768		160
Discontinued operations:
Income from operations	—		15
Income tax expense	—		(4)
Income from discontinued operations	—		11
Net income	768		171
Less: Net income available to noncontrolling interests	369		386
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$399		$(215)
Amounts available (attributable) to Tenet Healthcare Corporation common shareholders
Income (loss) from continuing operations, net of tax	$399		$(226)
Income from discontinued operations, net of tax	—		11
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$399		$(215)
Earnings (loss) per share available (attributable) to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$3.80		$(2.19)
Discontinued operations	—		0.11
	$3.80		$(2.08)
Diluted
Continuing operations	$3.75		$(2.19)
Discontinued operations	—		0.11
	$3.75		$(2.08)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	105,010		103,398
Diluted	106,263		103,398

TENET HEALTHCARE CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
(Dollars in millions)	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$2,446	$262
Accounts receivable	2,690	2,743
Inventories of supplies, at cost	368	310
Income tax receivable	1	10
Assets held for sale	140	387
Other current assets	1,502	1,369
Total current assets	7,147	5,081
Investments and other assets	2,534	2,369
Deferred income taxes	325	183
Property and equipment, at cost, less accumulated depreciation and amortization	6,692	6,878
Goodwill	8,808	7,252
Other intangible assets, at cost, less accumulated amortization	1,600	1,602
Total assets	$27,106	$23,365

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$145	$171
Accounts payable	1,207	1,204
Accrued compensation and benefits	942	877
Professional and general liability reserves	243	330
Accrued interest payable	248	245
Liabilities held for sale	70	44
Contract liabilities	659	61
Other current liabilities	1,333	1,273
Total current liabilities	4,847	4,205
Long-term debt, net of current portion	15,574	14,580
Professional and general liability reserves	735	635
Defined benefit plan obligations	497	560
Deferred income taxes	29	27
Contract liabilities - long-term	918	18
Other long-term liabilities	1,617	1,397
Total liabilities	24,217	21,422
Commitments and contingencies
Redeemable noncontrolling interests in equity of consolidated subsidiaries	1,952	1,506
Equity:
Shareholders’ equity:
Common stock	7	7
Additional paid-in capital	4,844	4,760
Accumulated other comprehensive loss	(281)	(257)
Accumulated deficit	(2,128)	(2,513)
Common stock in treasury, at cost	(2,414)	(2,414)
Total shareholders’ equity (deficit)	28	(417)
Noncontrolling interests	909	854
Total equity	937	437
Total liabilities and equity	$27,106	$23,365

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Twelve Months Ended
(Dollars in millions)	December 31,
	2020	2019
Net income	$768	$171
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	857	850
Deferred income tax (benefit) expense	(128)	144
Stock-based compensation expense	44	42
Impairment and restructuring charges, and acquisition-related costs	290	185
Litigation and investigation costs	44	141
Net losses (gains) on sales, consolidation and deconsolidation of facilities	(14)	15
Loss from early extinguishment of debt	316	227
Equity in earnings of unconsolidated affiliates, net of distributions received	(37)	(32)
Amortization of debt discount and debt issuance costs	38	35
Pre-tax income from discontinued operations	—	(15)
Other items, net	(29)	(15)
Changes in cash from operating assets and liabilities:
Accounts receivable	195	(247)
Inventories and other current assets	(145)	(94)
Income taxes	19	8
Accounts payable, accrued expenses and other current liabilities	1,302	12
Other long-term liabilities	221	3
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(333)	(192)
Net cash used in operating activities from discontinued operations, excluding income taxes	(1)	(5)
Net cash provided by operating activities	3,407	1,233
Cash flows from investing activities:
Purchases of property and equipment — continuing operations	(540)	(670)
Purchases of businesses or joint venture interests, net of cash acquired	(1,177)	(25)
Proceeds from sales of facilities and other assets — continuing operations	77	63
Proceeds from sales of facilities and other assets — discontinued operations	—	17
Proceeds from sales of marketable securities, long-term investments and other assets	59	82
Purchases of marketable securities and equity investments	(44)	(62)
Other long-term assets	(1)	(24)
Other items, net	18	—
Net cash used in investing activities	(1,608)	(619)
Cash flows from financing activities:
Repayments of borrowings under credit facility	(740)	(2,640)
Proceeds from borrowings under credit facility	740	2,640
Repayments of other borrowings	(3,293)	(6,131)
Proceeds from other borrowings	3,818	5,719
Debt issuance costs	(48)	(70)
Distributions paid to noncontrolling interests	(287)	(307)
Proceeds from sale of noncontrolling interests	14	21
Purchases of noncontrolling interests	(39)	(11)
Proceeds from exercise of stock options and employee stock purchase plan	23	12
Medicare advances and grants received by unconsolidated affiliates	187	—
Other items, net	10	4
Net cash provided by (used in) financing activities	385	(763)
Net increase (decrease) in cash and cash equivalents	2,184	(149)
Cash and cash equivalents at beginning of period	262	411
Cash and cash equivalents at end of period	$2,446	$262
Supplemental disclosures:
Interest paid, net of capitalized interest	$(962)	$(946)
Income tax payments, net	$(12)	$(12)

TENET HEALTHCARE CORPORATION
SEGMENT REPORTING
(Unaudited)

(Dollars in millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net operating revenues (1) :
Hospital Operations and other (prior to inter-segment eliminations) (2)	$4,065	$3,983	$14,790	$15,522
Ambulatory Care	649	632	2,072	2,158
Conifer
Tenet	143	141	528	573
Other clients	201	191	778	799
Total Conifer revenues	344	332	1,306	1,372
Inter-segment eliminations	(143)	(141)	(528)	(573)
Total	$4,915	$4,806	$17,640	$18,479

Equity in earnings of unconsolidated affiliates:
Hospital Operations and other	$5	$3	$6	$15
Ambulatory Care	61	58	163	160
Total	$66	$61	$169	$175

Adjusted EBITDA:
Hospital Operations and other (3)	$837	$401	$1,911	$1,449
Ambulatory Care	330	304	868	895
Conifer	111	94	367	386
Total	$1,278	$799	$3,146	$2,730

Adjusted EBITDA margins:
Hospital Operations and other (including grant income; excluding health plan revenues)	20.7%	10.1%	12.9%	9.3%
Ambulatory Care (including grant income)	50.8%	48.1%	41.9%	41.5%
Conifer	32.3%	28.3%	28.1%	28.1%
Total	26.1%	16.6%	17.9%	14.8%

Adjusted EBITDA margins (excluding grant income and health plan revenue):
Hospital Operations and other (excluding grant income and health plan revenues)	10.7%	10.1%	7.4%	9.3%
Ambulatory Care (excluding grant income)	44.7%	48.1%	38.2%	41.5%
Conifer	32.3%	28.3%	28.1%	28.1%
Total	17.0%	16.6%	12.8%	14.8%

Capital expenditures:
Hospital Operations and other	$139	$149	$467	$572
Ambulatory Care	19	18	51	75
Conifer	8	11	22	23
Total	$166	$178	$540	$670

(1) Net operating revenues include the impact of implicit price concessions and bad debts
(2) Hospital Operations and other revenues includes health plan revenues of $21 million and $1 million for the twelve months ended December 31, 2020 and 2019, respectively.
(3) Hospital Operations and other Adjusted EBITDA excludes health plan EBITDA of $20 million and $(2) million for the twelve months ended December 31, 2020 and 2019, respectively.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #1 – Reconciliations of Net Income Available to Tenet Healthcare Corporation
Common Shareholders to Adjusted Net Income Available from Continuing Operations to Common Shareholders for 2020
(Unaudited)

(Dollars in millions except per share amounts)	2020
	4th Qtr	Full Year
Net income available to Tenet Healthcare Corporation common shareholders	$414	$399
Net income from discontinued operations	—	—
Net income from continuing operations	414	399
Less: Impairment and restructuring charges, and acquisition-related costs	(124)	(290)
Litigation and investigation costs	(31)	(44)
Net gains on sales, consolidation and deconsolidation of facilities	10	14
Loss from early extinguishment of debt	—	(316)
Income from divested and closed businesses	20	20
Noncontrolling interest impact	1	1
Tax impact of above items	32	172
Adjusted net income available from continuing operations to common shareholders	$506	$842

Diluted earnings per share from continuing operations	$3.86	$3.75
Less: Impairment and restructuring charges, and acquisition-related costs	(1.16)	(2.73)
Litigation and investigation costs	(0.29)	(0.41)
Net gains on sales, consolidation and deconsolidation of facilities	0.09	0.13
Loss from early extinguishment of debt	—	(2.97)
Income from divested and closed businesses	0.19	0.18
Noncontrolling interest impact	0.01	0.01
Tax impact of above items	0.30	1.62
Adjusted diluted earnings per share from continuing operations	$4.72	$7.92

Weighted average basic shares outstanding (in thousands)	105,630	105,010
Weighted average dilutive shares outstanding (in thousands)	107,237	106,263

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #1 – Reconciliations of Net Loss Attributable to Tenet Healthcare Corporation Common Shareholders to Adjusted Net Income Available from Continuing Operations to Common Shareholders for 2019
(Unaudited)

(Dollars in millions except per share amounts)	2019
	4th Qtr	Full Year
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(3)	$(215)
Net income from discontinued operations	—	11
Net loss from continuing operations	(3)	(226)
Less: Impairment and restructuring charges, and acquisition-related costs	(84)	(185)
Litigation and investigation costs	(26)	(141)
Net losses on sales, consolidation and deconsolidation of facilities	(12)	(15)
Loss from early extinguishment of debt	—	(227)
Loss from divested and closed businesses	—	(2)
Noncontrolling interest impact	—	4
Tax impact of above items	19	42
Adjusted net income available from continuing operations to common shareholders	$100	$298

Diluted loss per share from continuing operations	$(0.03)	$(2.19)
Less: Impairment and restructuring charges, and acquisition-related costs	(0.79)	(1.76)
Litigation and investigation costs	(0.25)	(1.34)
Net losses on sales, consolidation and deconsolidation of facilities	(0.11)	(0.14)
Loss from early extinguishment of debt	—	(2.16)
Loss from divested and closed businesses	—	(0.02)
Noncontrolling interest impact	—	0.04
Tax impact of above items	0.18	0.40
Adjusted diluted earnings per share from continuing operations	$0.95	$2.84

Weighted average basic shares outstanding (in thousands)	104,048	103,398
Weighted average dilutive shares outstanding (in thousands)	105,666	104,855

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #2 – Reconciliations of Net Income Available to Tenet Healthcare Corporation
Common Shareholders to Adjusted EBITDA for 2020
(Unaudited)

(Dollars in millions)	2020
	4th Qtr	Full Year
Net income available to Tenet Healthcare Corporation common shareholders	$414	$399
Less: Net income available to noncontrolling interests	(132)	(369)
Income from discontinued operations, net of tax	—	—
Income from continuing operations	546	768
Income tax (expense) benefit	(130)	97
Loss from early extinguishment of debt	—	(316)
Other non-operating (expense) income, net	(2)	1
Interest expense	(242)	(1,003)
Operating income	920	1,989
Litigation and investigation costs	(31)	(44)
Net gains on sales, consolidation and deconsolidation of facilities	10	14
Impairment and restructuring charges, and acquisition-related costs	(124)	(290)
Depreciation and amortization	(233)	(857)
Income from divested and closed businesses	20	20
Adjusted EBITDA	$1,278	$3,146

Net operating revenues	$4,915	$17,640
Less: Net operating revenues from closed health plan business	21	21
Adjusted net operating revenues	$4,894	$17,619

Net income available to Tenet Healthcare Corporation common shareholders as a % of net operating revenues	8.4%	2.3%

Adjusted EBITDA as a % of Adjusted net operating revenues (Adjusted EBITDA margin)	26.1%	17.9%

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #2 – Reconciliations of Net Loss Attributable to Tenet Healthcare Corporation
Common Shareholders to Adjusted EBITDA for 2019
(Unaudited)

(Dollars in millions)	2019
	4th Qtr	Full Year
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(3)	$(215)
Less: Net income available to noncontrolling interests	(127)	(386)
Income from discontinued operations, net of tax	—	11
Income from continuing operations	124	160
Income tax expense	(85)	(160)
Loss from early extinguishment of debt	—	(227)
Other non-operating expense, net	(2)	(5)
Interest expense	(243)	(985)
Operating income	454	1,537
Litigation and investigation costs	(26)	(141)
Net losses on sales, consolidation and deconsolidation of facilities	(12)	(15)
Impairment and restructuring charges, and acquisition-related costs	(84)	(185)
Depreciation and amortization	(223)	(850)
Loss from divested and closed businesses	—	(2)
Adjusted EBITDA	$799	$2,730

Net operating revenues	$4,806	$18,479
Less: Net operating revenues from closed health plan business	—	1
Adjusted net operating revenues	$4,806	$18,478

Net loss attributable to Tenet Healthcare Corporation common shareholders as a % of net operating revenues	(0.1)%	(1.2)%

Adjusted EBITDA as a % of Adjusted net operating revenues (Adjusted EBITDA margin)	16.6%	14.8%

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #3 – Reconciliations of Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow from Continuing Operations
(Unaudited)

(Dollars in millions)	2020
	4th Qtr	Full Year
Net cash provided by operating activities	$446	$3,407
Purchases of property and equipment	(166)	(540)
Free cash flow	$280	$2,867

Net cash used in investing activities	$(1,202)	$(1,608)
Net cash (used in) provided by financing activities	$(98)	$385

Net cash provided by operating activities	$446	$3,407
Less: Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(81)	(333)
Net cash used in operating activities from discontinued operations	—	(1)
Adjusted net cash provided by operating activities from continuing operations	527	3,741
Purchases of property and equipment	(166)	(540)
Adjusted free cash flow – continuing operations	$361	$3,201

(Dollars in millions)	2019
	4th Qtr	Full Year
Net cash provided by operating activities	$520	$1,233
Purchases of property and equipment	(178)	(670)
Free cash flow	$342	$563

Net cash used in investing activities	$(193)	$(619)
Net cash used in financing activities	$(379)	$(763)

Net cash provided by operating activities	$520	$1,233
Less: Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(56)	(192)
Net cash used in operating activities from discontinued operations	(1)	(5)
Adjusted net cash provided by operating activities from continuing operations	577	1,430
Purchases of property and equipment	(178)	(670)
Adjusted free cash flow – continuing operations	$399	$760

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #4 – Reconciliations of Outlook Net Income Available (Loss Attributable) to Tenet Healthcare Corporation Common Shareholders to Outlook Adjusted EBITDA
(Unaudited)

(Dollars in millions)	1Q21		FY 2021
	Low	High	Low	High
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$(39)	$41	$226	$411
Less: Net income available to noncontrolling interests	(115)	(125)	(545)	(565)
Income tax expense	(5)	(30)	(150)	(200)
Interest expense	(250)	(240)	(945)	(935)
Loss from early extinguishment of debt(1)	(24)	(24)	(24)	(24)
Other non-operating income (expense), net	(5)	—	—	10
Impairment and restructuring charges, acquisition-related costs, and litigation costs and settlements(1)	(50)	(40)	(150)	(100)
Depreciation and amortization	(215)	(225)	(855)	(875)
Loss from divested and closed businesses	—	—	(5)	—
Adjusted EBITDA	$625	$725	$2,900	$3,100

Income (loss) from continuing operations	$(39)	$41	$226	$411
Net operating revenues	$4,600	$4,800	$19,200	$19,600
Income (loss) from continuing operations as a % of operating revenues	(0.8)%	0.9%	1.2%	2.1%
Adjusted EBITDA as a % of net operating revenues (Adjusted EBITDA margin)	13.6%	15.1%	15.1%	15.8%
(1)    The Company has provided an estimate of restructuring charges and loss on extinguishment of debt it anticipates in 2021. The Company does not generally forecast impairment charges, acquisition-related costs, litigation costs and settlements because it does not believe that it can forecast these items with sufficient accuracy since some of these items are indeterminable at the time the Company provides its financial Outlook.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #5 – Reconciliations of Outlook Net Income Available (Loss Attributable) to Tenet Healthcare Corporation Common Shareholders to Outlook Adjusted Net Income Available from Continuing Operations to Common Shareholders
(Unaudited)

(Dollars in millions except per share amounts)	1Q21		FY 2021
	Low	High	Low	High
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$(39)	$41	$226	$411
Net income from discontinued operations, net of tax	—	—	—	—
Net income (loss) from continuing operations	(39)	41	226	411
Less: Impairment and restructuring charges, acquisition-related costs, and litigation costs and settlements	(50)	(40)	(150)	(100)
Loss from early extinguishment of debt	(24)	(24)	(24)	(24)
Loss from divested and closed businesses	—	—	(5)	—
Tax impact of above items	10	5	25	15
Noncontrolling interests impact of above items	—	—	—	—
Adjusted net income available from continuing operations to common shareholders	$25	$100	$380	$520

Diluted earnings (loss) per share from continuing operations	$(0.37)	$0.38	$2.09	$3.81
Less: Impairment and restructuring charges, acquisition-related costs, and litigation costs and settlements	(0.47)	(0.38)	(1.39)	(0.92)
Loss from early extinguishment of debt	(0.22)	(0.22)	(0.22)	(0.22)
Loss from divested and closed businesses	—	—	(0.05)	—
Tax impact of above items	0.09	0.05	0.23	0.14
Noncontrolling interests impact of above items	—	—	—	—
Adjusted diluted earnings per share from continuing operations	$0.23	$0.93	$3.52	$4.81

Weighted average basic shares outstanding (in thousands)	106,000	106,000	107,000	107,000
Weighted average dilutive shares outstanding (in thousands)	107,000	107,000	108,000	108,000

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #6 – Reconciliations of Outlook Net Cash Provided by Operating Activities
to Outlook Free Cash Flow – Continuing Operations and to Outlook Adjusted Free Cash
Flow – Continuing Operations
(Unaudited)

(Dollars in millions)	FY 2021
	Low	High
Net cash provided by operating activities	$1,075	$1,375
Purchases of property and equipment – continuing operations	(700)	(750)
Free cash flow – continuing operations	$375	$625

Net cash provided by operating activities	$1,075	$1,375
Less: Payments for restructuring charges, acquisition-related costs and litigation costs and settlements(1)	(150)	(100)
Adjusted net cash provided by operating activities – continuing operations	1,225	1,475
Purchases of property and equipment – continuing operations	(700)	(750)
Adjusted free cash flow – continuing operations(2)	$525	$725
(1)    The Company has provided an estimate of payments that it anticipates in 2021 related to restructuring charges. The Company does not generally forecast payments related to acquisition-related costs and litigation costs and settlements because it does not believe that it can forecast these items with sufficient accuracy since some of these items may be indeterminable at the time the Company provides its financial Outlook.
(2)    The Company's definition of Adjusted Free Cash Flow does not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company's Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, and (ii) distributions paid to noncontrolling interests.